Exhibit 99.1
NEWS RELEASE
Basic Earth Continues Development Drilling on its Antenna
Federal Property in Colorado
Denver, Colorado, October 19, 2007 — Basic Earth Science Systems, Inc. (Basic or the Company) (BSIC.OB) reported that, along with its partner, it is currently drilling the USA #10-36 as part of the continuing development of its Antenna-Federal property in Weld County, Colorado. This is the eighth well of an expected sixteen well continuous drilling program that will last until mid-January 2008. While the majority of wells will be drilled to the Codell formation, at least four wells will be drilled to the deeper J-Sand formation. Basic is expected to have a 15 percent working interest in the Codell wells and a 30% to 60% working interest in J-Sand production (depending on actual well location). The Company expects to spend $1.7 million for its share of the cost of drilling and completing these wells. Kerr-McGee Oil & Gas Onshore, LP will be the Operator of the project.
“Completion and testing have not yet begun on the six wells that reached their planned depth of 7,500 feet,” said Ray Singleton, president of Basic. “However, all six wells encountered reservoir quality sand in the Codell or J-Sand formations and no geologic surprises emerged. One well, the USA #22-36, was abandoned and plugged at 800 feet after surface casing was dropped in the well and could not be repaired or recovered. A second attempt will be made to drill this well and we believe a new federal drilling permit can be approved in time to add this ‘second attempt’ to the drilling schedule after the remaining planned wells have finished drilling.”
“As previously stated, this effort represents not only the largest number of wells Basic has ever undertaken in a single, continuous drilling project, but also the largest dollar expenditure on a single project in the history of the Company. And, with an extremely low probability of a dry hole, we view this as an extremely low risk project that could have a strong, favorable impact on the Company’s financial results. If these wells perform as expected, we anticipate increasing our proved producing reserves by 12 1/2 percent and adding $1 million to our cash flow the first year from this project alone.”
Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Basic’s web site is at www.basicearth.net where additional information about the Company can be accessed.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.